STATE STREET BANK AND TRUST COMPANY

AMENDMENT No. 1 TO

SUB-ADMINISTRATION AGREEMENT

AMENDMENT No. 1, made as of this 1st day of January 2002, to the Sub-Administration Agreement dated July 8, 1999, and amended November 20, 2001, among Assante Asset Management Inc. (the “Company”), SA Funds - Investment Trust (the "Trust") and State Street Bank and Trust Company, a Massachusetts trust company (the "Bank").

WHEREAS, the Company, the Trust and the Bank have entered into a Sub-Administration Agreement for the provision by the Bank of certain administrative services to the Company and the Trust and;

WHEREAS, each of the parties to the Sub-Administration Agreement wish (i) to amend the term of the Sub-Administration Agreement set forth in Section 13 and (ii) to revise the Fee Schedule to the Sub-Administration Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.

Section 13 is hereby amended in its entirety to read as follows:

13.

TERM, TERMINATION AND AMENDMENT

This Agreement shall become effective January 1, 2002 and shall remain in full force and effect until December 31, 2002.  Either party may terminate this Agreement at any time upon at least sixty (60) days’ prior written notice to the other party.  Upon termination of this Agreement, the Company shall pay to the Bank such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.  Should this Agreement be terminated by the Company or the Trust prior to December 31, 2002, the Company shall pay to the Bank any fees which the Bank may have waived during the 2002 calendar year. The Trust shall pay to the Bank any and all compensation and reimbursement of expense that are not paid to the Bank by the Company.  This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

1.

The Fee Schedule annexed hereto shall replace any prior fee schedule.

Assante Asset Management Inc.

State Street Bank and Trust Company

By:/s/ Alexander B. Potts

By:/s/ Alan D. Greene

Name:

Alexander B. Potts

Name:

Alan D. Greene

Title:

Executive Vice President

Title:

Executive Vice President

Date:

6-4-02

Date:

5-15-02

SA Funds – Investment Trust

By:/s/ Alexander B. Potts

Name:

Alexander B. Potts

Title:

President and CEO

Date:

6-4-02

STATE STREET BANK AND TRUST COMPANY

FUND ADMINISTRATION COMPLEX FEE SCHEDULE

FOR

SA FUNDS – INVESTMENT TRUST

I.

FEES FOR FUND ADMINISTRATION SERVICES:

The following fee schedule is for Administration services for the SA Funds.  These services include: Semi annual and annual financial reporting, NSAR preparation and filing, 24f-2 calculation, surveys, audit coordination, expense budgeting /monitoring, IRS / SEC / Prospectus compliance, Tax services, Legal & Blue Sky support.  Based on these services, the Funds will be charged according to the following fee schedule:

       Annual Fee

Average Assets

Expressed in Basis Points: 1/100 of 1%

First $750 Million

6.00

$750 Million - $1.5 Billion

4.00

Thereafter

2.00

Minimum Per Fund

              $85,000

Fund Fees:

Total net assets of all Funds will be used to calculate the fee by multiplying the net assets of the Funds by the basis point fees in the above schedule.  The minimum will be calculated by multiplying the minimum fee by the number of Funds to arrive at the total minimum fee.  The greater of the basis point fee or the minimum fee will be accrued to each Fund based on the pro-rata total net asset value of each Fund.

Fee Waiver:

State Street Bank and Trust Company (“State Street”) has agreed to waive a total of $250,000 in fees.  The waiver will be offset against the monthly administration bills from May 2002 through December 2002 (or $31,250 for each of the 8 months). If both parties agree to enter into another 1 year contract for the calendar year 2003, State Street has agreed to an additional $250,000 in waivers.

II.

MULTIPLE CLASSES OF SHARES & FEEDER FEES

An additional $7,500 annual fee will be applied for each class of shares, excluding the first class of shares, if more than one class of shares is operational in a Fund.

III.

BLUE SKY ADMINISTRATION SERVICES

A fee of $5,000 for each portfolio of a series and $4,000 for each class of shares, excluding the initial class of shares, if more than one class of shares is operational in a fund, plus $50 per state per portfolio registered.

IV.

OUT OF POCKET EXPENSES - INCLUDE, BUT MAY NOT BE LIMITED TO:

•

Legal fees, audit fees and other professional fees

•

Postage, telephone, fax and photocopying

•

Supplies related to Fund records

•

Travel and lodging for Board and Operations meetings

•

Preparation of financial statements other than Annual and Semi-Annual Reporting, $3,000 per financial report.

STATE STREET BANK AND TRUST COMPANY

(Continued)

V.

SPECIAL ARRANGEMENTS

Fees for activities of a non-recurring nature such as reorganizations, and/or preparation of special reports will be subject to negotiation.  Fees for a change in fund structure (i.e., Core and Feeder) are subject to negotiation.

VI.

TERM OF THE CONTRACT

The parties agree that this fee schedule shall remain in effect until December 31, 2002 and from year to year thereafter until it is revised as a result of negotiations initiated by either party.

Effective: January 1, 2002